Exhibit 99.1 NEWS RELEASE

Contacts:

Dudley W. Mendenhall

K2 Inc.

Sr. Vice President—Finance

760.494.1000

Chad A. Jacobs/ Andrew Greenebaum—Investor Relations

Michael Fox/ John Flanagan—Media Relations

Integrated Corporate Relations

203.222.9013 or 310.395.1270

K2 Inc.

Corporate Headquarters

2051 Palomar Airport Road

Carlsbad, California 92009

Phone 760 494 1000

Fax 760 494 1099

RAWLINGS

SHAKESPEARE

PFLUEGER

STEARNS

K2 SKIS

K2 SNOWBOARDS

RIDE

LIQUID

5150

MORROW

K2 SKATES

K2 BIKE

PLANET EARTH

ADIO

HAWK

DANA DESIGN

K2 MARINE ANTENNAS

K2 INC. REPORTS RECORD RESULTS FOR 2004 FIRST QUARTER AND TWO ACQUISITIONS

•      First quarter sales of $277.4 million and diluted earnings per share of $0.27, exceeding guidance estimates of $250 million in sales and $0.25 in diluted earnings per share

•      Company announces the acquisition of Worr Game Products, a leading manufacturer of premium paint ball markers, and Innovative Products, a leading manufacturer of outdoor gear racks and accessories for all terrain vehicles

•      Company revises fiscal 2004 guidance upward to sales of approximately $960 million and diluted earnings per share of approximately $0.82 assuming full conversion of the convertible debt on an “if converted” basis

Carlsbad, California—April 20, 2004—K2 Inc. (NYSE: KTO) today reported record sales for the first quarter ended March 31, 2004, an increase of 76.6% to $277.4 million from $157.1 million in the 2003 first quarter. Diluted earnings per share in the first quarter increased to $0.27, as compared to $0.01 in the year earlier period, and higher than guidance estimates of $0.25 previously provided by the Company. Basic earnings per share was $0.31 for the 2004 first quarter as compared to $0.01 in the year earlier period. Details on earnings per share calculations are provided in Table A below.

Richard Heckmann, Chairman and Chief Executive Officer, said, “We are extremely pleased with the results of the first quarter which were driven by strength across all our divisions and product lines. Our record performance is a reflection of our premier stable of sporting goods brands, continued successful integration of our recent acquisitions and the achievement of operating efficiencies across our businesses. Consistent with our strategic plan, we recently completed two acquisitions that fit perfectly with K2’s other paintball brands and our Stearns Marine division. We continue to believe that we are well positioned to benefit from the consolidation of sporting goods retailers worldwide and to see additional opportunities that will drive consolidation on the equipment side of the business.”

Recent Acquisitions

K2 announced that, in two separate transactions, it has acquired the assets of Worr Game Products and Innovative Products, both privately-held companies. Worr Game Products is a leader in the manufacture of premium paintball markers incorporating its proprietary Autococker® technology. K2 anticipates that Worr will provide a platform for further growth in the premium marker segment, and will be highly complementary to K2’s other paintball businesses, including its existing premium JT® brand. Worr and JT will also benefit from common distribution channels.

Innovative Products is a market leader in accessories for all-terrain vehicles (“ATV”), including gun, bow and luggage racks. There are over 10 million ATVs in use in the U.S. today, and approximately 50% of sales in the ATV sector are accessories. Innovative Products will integrate with K2’s Stearns division, and will benefit from common manufacturing and distribution channels.

The purchase price for the two transactions consisted of a combination of K2 stock, cash, and the pay-off of certain debt. On an annualized run-rate, total sales for the two acquired companies are estimated at approximately $25 million in the next 12 months. The transactions are expected to be earnings per share neutral in 2004 and accretive to earnings in fiscal year 2005.

Review of 2004 First Quarter Sales and Profit Results

Comparable Sales Trends

In the first quarter of 2004, K2 sales were $161.1 million excluding material acquisitions in 2003 which included Rawlings, Worth, Atlas and Tubbs, and Brass Eagle. In the first quarter of 2003, K2 sales were $149.7 million net of divestitures (as described in the table below), which reflects sales growth of 8% on a comparable basis in the first quarter of 2004 versus the same period in 2003.

Profit Trends

Gross profit in the first quarter of 2004 increased to 31.2%, as compared to 30.0% of sales in the comparable 2003 period. Higher gross profits reflect a continuation of trends in previous quarters, including a more favorable product mix driven in the first quarter by team sports, winter sports, paintball products, improved manufacturing efficiencies, and fewer close-out sales. Selling, general and administrative expenses of 24.2% of sales in the first quarter of 2004 were slightly less as a percentage over the comparable 2003 quarter, despite an increase in dollar amounts, due to higher sales volume during the 2004 quarter. Operating margins improved from 5.6% in first quarter 2003 to 7.0% of sales for the same period in 2004, driven by enhanced leveraging of selling, general and administrative expenses over higher sales volume and an increase in gross profits.

First Quarter Division Review

As a result of recent acquisitions, K2 has reclassified its business into the following three segments based on similar product types and distribution channels: Marine and Outdoor, Team Sports, and Action Sports.

Marine and Outdoor

Shakespeare fishing tackle and monofilament, and Stearns marine and outdoor products, generated sales of $98.8 million in the first quarter of 2004, up 9% from the comparable quarter in 2003, net of divestitures. Sales increases were driven by strong growth in Pflueger® reels, Ugly Stik® combos, marine antennas, and children’s flotation devices.

Team Sports

Rawlings, Worth, and K2 Licensing & Promotions had total sales of $94.1 million in the quarter. Comparative data is not provided for this segment, as Rawlings was acquired at the end of the first quarter of 2003, and previously reported earnings based on a February quarter-end, Worth was acquired at the end of the third quarter of 2003 and K2 Licensing & Promotions was acquired in January 2004. In the first quarter of 2004 as compared to 2003, Team Sports generated mid single digit unit growth in several key product areas including balls, bats and gloves.

Action Sports

Sales of skis, snowboards, in-line skates, bikes, skateboard shoes and paintball products totaled $84.5 million in the first quarter of 2004, an increase of 55.2% over the 2003 period. Growth was driven by double digit increases in skis and snowboards, a 72% increase in sales of skateboard shoes, and by acquisitions made in the fourth quarter of 2003 consisting of Atlas® and Tubbs® snowshoes, and Brass Eagle® paintball products. In a seasonally slow quarter, Brass Eagle generated a significant sales increase of 59% to total sales of $21.3 million compared to the first quarter of 2003 due to strong demand in all major distribution channels.

	Sales to Unaffiliated Customers		Operating Profit (Loss)
	2004	2003(a)	2004	2003(a)
	(Millions)
Marine and Outdoor(b)	$98.8	$98.4	$15.3	$15.4
Team Sports	94.1	4.3	11.0	(0.5)
Action Sports	84.5	54.4	(4.1)	(4.7)

Total segment data	$277.4	$157.1	22.2	10.2

Corporate expenses, net			(2.6)	(1.5)
Debt extinguishment costs			—	(6.7)
Interest expense			(3.3)	(1.8)

Income before provision for income taxes			$16.3	$0.2

(a)	Results for the quarter ended March 31, 2003 do not include the results of Worth, Atlas and Tubbs, Brass Eagle or K2 Licensing & Promotions since these companies were acquired by K2 Inc. subsequent to the quarter ended March 31, 2003, and Rawlings was acquired on March 26, 2003.

(b)	Results for the quarter ended March 31, 2004 do not include the sales or operating profit (loss) of the composite utility and light pole product lines. K2 sold these product lines in May 2003, and sales and operating profit for this business in the first quarter of 2003 were $7.4 million and $0.8 million, respectively.

Balance Sheet

K2’s balance sheet debt at March 31, 2004 reflects acquisitions and the seasonal working capital debt associated with the Team Sports and Marine and Outdoor first quarter activity. At March 31, 2004, cash and receivables totaled $263.9 million as compared to $225.7 million at March 31, 2003. Inventories at March 31, 2004 increased to $215.8 million from $184.2 million at March 31, 2003.

Compared with the 2003 first quarter, the Company’s total debt increased to $209.2 million at March 31, 2004 from $166.8 million. The increase in debt as of March 31, 2004 is primarily caused by the Company’s acquisitions during 2003 and seasonal working capital requirements of these acquired businesses. Debt, net of cash, was $189.4 million as of March 31, 2004.

As a result of the acquisitions of Worth in the 2003 third quarter, Brass Eagle in the 2003 fourth quarter and K2 Licensing & Promotions in the 2004 first quarter, the Company increased its number of shares of common stock outstanding by 0.9 million shares, 4.5 million shares and 1.0 million shares, respectively, to 34.9 million shares outstanding at March 31, 2004 as compared to 26.7 million shares outstanding at March 31, 2003.

Outlook for 2004

The Company today also reconfirmed guidance for fiscal 2004, and provided guidance for the second quarter ended June 30, 2004. On a full year basis for fiscal 2004, the Company expects sales of approximately $960 million, and basic earnings per share of approximately $0.94, assuming 34.8 million basic shares outstanding, and diluted earnings per share of approximately $0.82 on projected average diluted shares of 44.4 million as if the convertible debt were converted into shares. For the quarter ended June 30, 2004, the Company expects sales in the range of $230 to $240 million and basic earnings per share of approximately $0.18 assuming 34.9 million basic shares outstanding, and diluted earnings per share of approximately $0.16 assuming outstanding shares of 44.4 million as if the convertible debt were converted into shares.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:45 p.m. Pacific Daylight Time (USA), on Tuesday, April 20th, 2004. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Ride®, Olin®, Morrow®, Tubbs® and Atlas®. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating and mountain biking. Among K2’s other branded products are K2 Licensing & Promotions, Dana Design® backpacks, Planet Earth® apparel, and Adio® and Hawk® skateboard shoes.

Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Ride®, Olin®, Morrow®, Tubbs®, Atlas®, K2 Licensing & Promotions®, Dana Designs®, Planet Earth®, Adio®, Hawk® skateboard shoes and JT®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release are made as of the date of this news release, and the Company does not undertake to update any forward-looking statement.

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(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited)

(thousands, except for per share figures)

	First Quarter Ended March 31
	2004	2003
Net sales	$277,364	$157,120
Cost of products sold	190,731	109,976

Gross profit	86,633	47,144
Selling expenses	42,047	23,170
General and administrative expenses	25,064	15,220

Operating income	19,522	8,754
Interest expense(a)	3,302	8,539
Other (income) expense, net	(53)	4

Income before provision for income taxes	16,273	211
Provision for income taxes	5,533	74

Net income	$10,740	$137

Basic earnings per share:
Net income	0.31	0.01

Diluted earnings per share:
Net income	$0.27	$0.01

Shares:
Basic	34,353	18,262
Diluted	43,099	18,471

(a)	The 2003 period includes $4.7 million of a make-whole premium and $2.0 million for the write – off of capitalized debt costs related to K2’s debt refinancing activities during the 2003 first quarter.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of March 31
	2004		2003
Cash	$19,786		$16,717
Accounts receivable, net	244,103	(a)	208,948
Inventories, net	215,774	(a)	184,197
Total current assets	533,027	(a)	460,265

Accounts payable	56,784		63,500
Total debt	209,209	(b)	166,795

Shareholders’ equity	465,760	(c)	305,782

(a)	Increase from March 31, 2003 is attributable to the acquisitions of Worth, Inc. (“Worth”) on September 16, 2003, Brass Eagle Inc. (“Brass Eagle”) on December 8, 2003 and Fotoball USA, Inc. (“Fotoball”) on January 23, 2004.
(b)	The increase in debt is caused by the Company’s acquisitions during 2003 and the seasonal working capital requirements of these acquired businesses.
(c)	Increase from March 31, 2003 is primarily attributable to the acquisitions of Worth, Brass Eagle and Fotoball, resulting in the issuance of an additional 0.9 million shares, 4.5 million shares and 1.0 million shares, respectively, of common stock of K2.

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K2 INC.

SELECTED CASH FLOWS INFORMATION

(thousands)

	First Quarter Ended March 31
	2004	2003
	(unaudited)
Operating Activities
Net Income	$10,740	$137
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	6,073	5,634
Deferred taxes	4,489	(2,008)
Changes in noncash current assets and current liabilities	(14,825)	271

Net cash provided by operating activities	6,477	4,034

Investing Activities
Property, plant & equipment expenditures, net	(6,509)	(2,146)
Other items, net	1,618	899

Net cash used in investing activities	(4,891)	(1,247)

Financing Activities
Issuance of convertible subordinated debentures	—	25,000
Net payments under short and long-term debt	(6,929)	(18,158)
Other items, net	3,873	(4,140)

Net cash provided by (used in) financing activities	(3,056)	2,702

Net increase (decrease) in cash and cash equivalents	(1,470)	5,489
Cash and cash equivalents at beginning of year	21,256	11,228

Cash and cash equivalents at end of period	$19,786	$16,717

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TABLE A

K2 Inc. Reconciliation of Diluted Shares and Earnings Per Share

(thousands, except per share figures)

Quarter ended March 31, 2004
Period ended March 31, 2004—basic shares(a)	34,353
Assumed conversion of subordinated convertible debentures	7,803
Dilutive impact of stock options and warrants	943

Period ended March 31, 2004—diluted shares(b)	43,099

Net income for the period ended March 31, 2004(c)	$10,740

Add: Interest component on assumed conversion of subordinated debentures, net of taxes	904

Net income, adjusted for the period ended March 31, 2004(d)	$11,644

Period ended March 31, 2004—basic earnings per share(c)/(a)	$0.31

Period ended March 31, 2004—diluted earnings per share(d)/(b)	$0.27